EXHIBIT 21.1

Delek US Holdings, Inc.
Subsidiaries of the Registrant

Company Name:	State of Incorporation:
Delek Refining, Inc.	DE
Delek U.S. Refining GP, LLC	TX
Delek Refining, Ltd.	TX
Lion Oil Company	AR
Lion Oil Trading & Transportation, LLC	TX
J. Christy Construction Co., Inc.	AR
Delek Marketing & Supply, LLC	DE
Delek Logistics Services Company	DE
Delek Logistics GP, LLC	DE
Delek Logistics Partners, LP	DE
Delek Logistics Operating, LLC	DE
Delek Marketing & Supply, LP	DE
Delek Marketing GP, LLC	DE
Delek Crude Logistics, LLC	TX
Delek Marketing-Big Sandy, LLC	TX
Paline Pipeline Company, LLC	TX
Magnolia Pipeline Company, LLC	DE
SALA Gathering Systems, LLC	TX
El Dorado Pipeline Company, LLC	DE
DKL Transportation, LLC	DE
DKL RIO, LLC	DE
DKL Caddo, LLC	DE
Delek Finance, Inc.	DE
Delek Renewables, LLC	DE
Delek Helena, LLC	DE
Delek Rail Logistics, Inc.	TX
DK Canada Energy ULC	BC (Canada)
Delek Holdco, Inc.	DE
Dione Mergeco, Inc.	DE
Astro Mergeco, Inc.	DE
Delek Land Holdings, LLC	DE